Contact:                                           Release:
       KAREN M.L. WHELAN                                  AUGUST 5, 1999
       Phone: (804) 359-9311                              IMMEDIATELY
       Fax:   (804) 254-3594


                      UNIVERSAL CORPORATION POSTS EARNINGS

RICHMOND, VA,  August 5, 1999 / PRNEWSWIRE

      Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that for the fiscal year that ended on June 30, 1999, the company earned $127.3 million or $3.80 per share on a diluted basis. That amount is in line with the company's projections announced in October 1998. For the final quarter of the fiscal year, the company earned $ 29.4 million or $
 .91 in diluted earnings per share. In fiscal year 1998, Universal reported earnings of $141 million or $3.99 per share, and for the last quarter of that year, reported earnings were $38.9 million or $1.10 per share.

      The fourth quarter of fiscal year 1998 included an after-tax gain of about $11 million or $.31 per share on the sale of Universal's minority interest in a Dutch joint venture in spices. Excluding the gain, earnings for the quarter last year would have been $27.9 million or $.79 per share, and for the year earnings would have been $130.4 million or $3.68 per share. Thus, diluted earnings per share for the year just ended would have increased by 3%, and for the quarter by 15%, if the gain were excluded from the comparable fiscal year 1998 earnings.

      Gross revenues for the year decreased by 6.6% to $4 billion, primarily due to the company's oriental tobacco business being transacted by a minority-held joint venture in 1999; however somewhat lower tobacco prices and volumes were also factors. In addition, the fourth quarter overall revenue decline was disproportionately large due to shipment timing differences.

      Results for tobacco operations declined in fiscal year 1999 largely due to the effects of an oversupply of leaf in the marketplace. Earnings in the United States were reduced by smaller crops reflecting lower purchase intentions by cigarette manufacturers. Results for Argentina were significantly lower than the prior year due in part to quality problems in that crop. Despite smaller crops, other foreign operations continued to do well, primarily due to improved operating efficiencies. Dark tobacco results declined as volume decreased for filler, binder, and wrapper tobaccos. Supply of good quality cigar wrapper was limited by weather problems in Indonesia and Brazil.

      Universal's non-tobacco businesses showed improvement in fiscal year 1999. The agri-products segment produced results that were comparable to those of last year based on continued good performance from all divisions. Earnings of the lumber and building products segment were up significantly, despite severe weather problems, as the prices of plywood, softwood, and hardwood began to improve during the year.

                                       -- M O R E --

      As of June 30, 1999, Universal had purchased a total of 3.43 million shares of its common stock for $113 million pursuant to programs announced in May 1998 and February 1999. The program authorizations total $200 million. Outstanding shares at June 30, 1999, were 32.1 million.

      Mr. Harrell said, "Although our earnings per share reflect the beneficial effect of our share repurchases, the oversupply of leaf in many origins and the consequent crop and margin reductions have interrupted Universal's growth in net income. We believe that our strategy, with its emphasis on strategic alliances with our customers as well as `right-sizing' tobacco inventory levels, is working, and we plan to stay the course. As the company begins fiscal year 2000, markets continue to be difficult with excess stocks in a number of areas and a large Brazilian crop. We believe the needed adjustment in world supply and demand is in sight, and we are confident of our ability to manage our business through this period of uncertainty."

      The company cautions readers that the statements contained herein regarding expected earnings are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for the company's products and services, costs incurred in providing these products and services, and timing of shipments to customers. Lumber earnings could also be affected by unusual weather conditions in the Netherlands. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the year ended June 30, 1998, as filed with the Securities and Exchange Commission.

      Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4 billion. Unless otherwise noted, earnings per share are presented on a diluted basis. For more information, visit Universal's web site at www.universalcorp.com.



                                  -- M O R E --

                              UNIVERSAL CORPORATION
                         UNAUDITED STATEMENTS OF INCOME
                  FOR THE QUARTERS ENDED JUNE 30, 1999 AND 1998
                (Dollars in thousands, except per-share amounts)

                                                          Three Months
                                                          ------------
                                                        1999        1998
                                                        ----        ----
Sales and other operating revenues                    $605,085    $846,195
Costs and expenses
    Cost of goods sold                                 442,469     674,398
    Selling, general and administrative                104,313     108,179
                                                       -------     -------
Operating income                                        58,303      63,618

    Equity in pretax earnings of unconsolidated
      affiliates                                         7,045       6,045
    Gain on sale of investment                                      16,718
    Interest expense                                    15,301      17,708
                                                        ------      ------
Income before income taxes and other items

    Income taxes                                        17,737      27,470
    Minority interests                                   2,869     $ 2,349
                                                       -------     -------
Net income                                             $29,441     $38,854
                                                       =======     =======

Earnings per share                                        $.91       $1.10
Diluted earnings per share                                $.91       $1.10




See accompanying notes.



                                  -- M O R E --

                              UNIVERSAL CORPORATION
                         UNAUDITED STATEMENTS OF INCOME
                    FOR THE YEAR ENDED JUNE 30, 1999 AND 1998
                (Dollars in thousands, except per-share amounts)


                                                               Year
                                                               ----
                                                         1999        1998
                                                         ----        ----
Sales and other operating revenues                     $4,004,903  $4,287,204
Costs and expenses
    Cost of goods sold                                  3,394,419   3,644,100
    Selling, general and administrative                   355,928     364,710
                                                          -------     -------
Operating income                                          254,556     278,394

    Equity in pretax earnings of unconsolidated
     affiliates                                            14,066      16,901
    Gain on sale of investment                                         16,718
    Interest expense                                       56,837      63,974
                                                           ------      ------
Income before income taxes and other items

    Income taxes                                           75,963      98,659
    Minority interests                                      8,546       8,122
                                                         --------    --------
Net income                                               $127,276    $141,258
                                                         ========    ========

Earnings per share                                          $3.81       $4.01
Diluted earnings per share                                  $3.80       $3.99




See accompanying notes.


                                  -- M O R E --

NOTES
1.)Certain amounts in prior year  statements  have been  reclassified to conform to current year's presentation.
2.)In the fourth quarter of fiscal year 1998, the company  recorded  charges for normal year-end inventory adjustments totaling approximately $7 million after taxes. In the fourth quarter of fiscal year 1999, such charges totaled $3.7 million after taxes.
3.)Contingencies:  At June 30, 1999, total exposure under guarantees  issued for banking facilities of unconsolidated affiliates and suppliers was approximately $31 million. Other contingent liabilities approximate $55 million and relate principally to performance bonds, Common Market guarantees, and accounts receivable sold with recourse. The company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total proposed adjustments, including penalties and interest, approximate $30 million; however, currency fluctuations could affect that amount. The company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amounts. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the company believes that the ultimate disposition will not have a material adverse effect on the company's consolidated financial position or results of operations. At June 30, 1999, the company had approximately $50 million of loans outstanding to a farmer cooperative in Argentina. The loans are secured by tobacco and liens on real property, processing machinery and equipment and other assets of the cooperative. Although management expects to recover amounts represented by these loans, ultimate collection is contingent upon the ability of the farmers to produce competitively priced tobacco suitable for export, the financial condition and management of the cooperative, and the value of the assets pledged as security for the loans.
4.)The lower estimated  effective tax rate in fiscal year 1999 is due to the mix of foreign and domestic earnings, realization of tax benefits, and management's current assessment of pending and contested tax issues.


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